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                                                                    Exhibit 99.1

                    THORATEC ADOPTS SHAREHOLDER RIGHTS PLAN

PLEASANTON, Calif., May 3/ PRNewswire-FirstCall/ -- Thoratec Corporation (Nasdaq: THOR), a world leader in products to treat cardiovascular disease, said today that its board of directors adopted a rights plan under which its shareholders will receive a dividend payable in preferred stock purchase rights. The plan is designed to ensure that shareholders realize fair value and equal treatment in the event of an attempted takeover of the company and to protect the company and its shareholders against coercive takeover tactics.

Under the plan, Thoratec is distributing one purchase right for each share of common stock outstanding at the close of business on May 17, 2002. The company will not issue separate certificates for the rights unless and until they become exercisable.

If a person or group acquires 15% or more of the company's common stock in a transaction not pre-approved by the company's board, each right will entitle its holder, other than the acquirer, to buy common stock of the company at 50% of its market value for the right's then current exercise price (initially $70.00). Also, if an unapproved party acquires more than 15% of the company's common stock, and the company or its business is later acquired by the unapproved party or in a transaction in which all shareholders are not treated alike, shareholders with unexercised rights, other than the unapproved party, will be entitled to purchase common stock of the merger party or asset buyer with a value of twice the exercise price of the rights. The company's board may redeem the rights for a nominal amount before an event that causes the rights to become exercisable. The rights will expire on May 2, 2012.

     Thoratec Corporation is engaged in the research, development, manufacturing and marketing of medical devices for circulatory support, vascular graft, blood coagulation and skin incision applications. The Thoratec(R) VAD System is the only ventricular assist device that is approved for use as both a bridge-to-transplant and for recovery from open-heart surgery and has been used in the treatment of more than 1,800 patients. The company is also a leader in implantable left ventricular assist systems. Its air-driven and electric HeartMate(R) heart assist devices, which have been implanted in more than 3,200 patients, are implanted alongside the natural heart and take over the pumping function of the left ventricle for patients whose hearts are too damaged or diseased to produce adequate blood flow.

The company's other products include the Vectra(R) vascular access graft, which is used in patients undergoing hemodialysis, and is approved for sale in the U.S., Europe and Japan and a number of other foreign countries. Its Aria(TM) coronary artery bypass graft, which is designed for use by patients having too few suitable native blood vessels, is currently in clinical trials in the U.S. The company's International Technidyne Division supplies whole-blood coagulation testing equipment and related disposables, as well as premium quality-use skin incision devices. Headquartered in Pleasanton, California, the company also has facilities in Woburn, Massachusetts, Rancho Cordova, California, and


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Edison, New Jersey. For more information, visit the company's web sites at
http://www.thoratec.com and http://itcmed.com.

/CONTACT: investors, Wayne Boylston, Chief Financial Officer of Thoratec Corporation, +1-925-847-8600; or media, Megan Taylor, ext. 165, or mtaylor@fischerhealth.com, or Nina Harlow, ext. 166, both of FischerHealth, +1-310-577-7870, for Thoratec Corporation/